Exhibit 21
SUBSIDIARIES
     Listed below are the principal subsidiaries and equity investments of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company’s ownership is indicated for its equity investment. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Place of
Incorporation or
Name	Organization
Kaiser Aluminum Investments Company	Delaware
Kaiser Aluminum Fabricated Products, LLC	Delaware
Kaiser Aluminium International, Inc.	Delaware
Kaiser Aluminum & Chemical Corporation, LLC	Delaware
Anglesey Aluminium Limited (49%)	United Kingdom

Principal Domestic Operations and
Administrative Offices	Arizona	Tennessee
	Chandler	Jackson
	Fabricated Products	Fabricated Products

	California	Texas
	Foothill Ranch	Sherman
	Corporate Headquarters	Fabricated Products

	Los Angeles (City of Commerce)	Virginia
	Fabricated Products	Richmond
Fabricated Products

	Ohio	Washington
	Newark	Richland
	Fabricated Products	Fabricated Products

	South Carolina	Trentwood
	Greenwood	Fabricated Products
Fabricated Products

Principal Worldwide Operations	Canada	Wales, United Kingdom
	Kaiser Aluminum Canada Limited (100%)	Anglesey Aluminum Ltd. (49)%
	Fabricated Products	Primary Aluminum

France
Kaiser Aluminum France, SAS (100%)
Development and Sales

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